Exhibit 15.1

Our ref	JLH/793662-000001/86394339v1

Nano Labs Ltd

China Yuangu Hanggang Technology Building

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

13 April 2026

Dear Sirs

Nano Labs Ltd

We have acted as legal advisers as to the laws of the Cayman Islands to Nano Labs Ltd, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 3. Key Information —Enforceability of Civil Liabilities” and “Item 10. Additional Information —E. Taxation—Cayman Islands Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP